                                                                    EXHIBIT 11.4

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                                  THREE MONTHS ENDED JUNE 30, 2000
                                                       ------------------------------------------------------
                                                           NUMBER             PERCENT            EQUIVALENT
                                                         OF SHARES          OUTSTANDING            SHARES
                                                       --------------      --------------      --------------
COMMON STOCK
   From Founders' Stock                                     2,300,000              100.00%          2,300,000
   Stock Options Exercised                                  2,446,387               99.64%          2,437,686
   Preferred Stock Converted to Common Stock               15,310,943              100.00%         15,310,943
   1994 Common Stock Offerings                             11,242,857              100.00%         11,242,857
   1995 Common Stock Offerings                              4,323,874              100.00%          4,323,874
   1996 Common Stock Offering                               6,000,000              100.00%          6,000,000
   1999 Treasury Stock Transaction                             (6,588)             100.00%             (6,588)
   March 2000 Debt Swap                                     3,789,715              100.00%          3,789,715
   Canadian Transaction                                       714,286              100.00%            714,286
   Employee Stock Purchase Plan Shares Issued                 157,605               92.55%            145,867
   Warrants Exercised                                         132,539               98.52%            130,580
                                                       --------------                          --------------
                                                           46,411,618                              46,389,220

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                46,389,220

NET LOSS                                                                                          (25,316,000)

NET LOSS PER SHARE                                                                             $        (0.55)
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